FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  April 16, 2001.


                           HIGH PLAINS CORPORATION

            (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)


200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas  67202                                   Identification No.)
(Address of principal
executive offices)


                                (316) 269-4310
                       (Registrant's telephone number)

Item 5  Other Information

Wichita, KS, April 16, 2001 -- High Plains Corporation (Nasdaq: HIPC) today announced earnings for its fiscal third quarter of $1,246,707, or $.08 per share, in line with the projections made by the ethanol producer at the beginning of the quarter. Revenues for the quarter were $40,178,889, 46% higher than the $27,601,410 for the like quarter ended March 31, 2000. Year to date revenues also rose 39% to $105,439,248, from $75,619,229 for the same nine month period ended March 31, 2000, on track to easily surpass the Company's prior record annual revenues of $109 Million set in fiscal year 2000.

The Company's earnings for the quarter ended March 31, 2001 were slightly better than the $1,194,532 reported for the like quarter ended March 31, 2000, despite significant increases in natural gas costs. "Our management team has done a great job in minimizing the impact of these increased costs, and our earnings this quarter are one more indication that our risk management program is working," said Gary Smith, President and CEO. "While other Companies were paying over $10 per million BTU's this quarter for their natural gas, we were paying in the low $5 range, even before averaging in the significantly lower cost of landfill gas utilized at our Colwich, Kansas facility. Our objective has been to lock in favorable margins as we go, and this strategy has allowed us to manage the increased costs," continued Smith.

With the strong year to date results, earnings are $4,888,288, or $.30 per share for the nine months ended March 31, 2001, compared with only $1,373,647, or $.08 per share for the same nine month period ended March 31, 2000. Additional financial details for the periods are shown in the table below.

"We are pleased with our performance this quarter, and our strong showing year to date," said Smith. "High demand for ethanol continues to help, and we still project a strong fiscal fourth quarter. Our ethanol pricing continues to hold firm, and may actually increase somewhat during the spring and early summer months. With almost all of our grain and natural gas needs covered, and over 80% of our ethanol sales already contracted for our final fiscal quarter, we feel confident that earnings this quarter will not suffer from the typical fourth quarter decline, and we are projecting fiscal fourth quarter earnings similar to those of the third quarter," he continued.

Smith also commented on the tremendous recent expansion of the ethanol industry in general. "The long term outlook for our industry is very exciting. With oil and gasoline prices holding steady at levels significantly higher than 1999 lows, ethanol is much more attractive as a replacement for gasoline, even before considering its benefits in reduced emissions, and as an octane enhancer. New production records are being set each month as existing producers expand, and new producers bring plants on line to meet a steadily increasing ethanol demand. The replacement of MTBE (ethanol's competitive product) is a formidable objective, and would require the ethanol industry to continue to increase production capacity at a record pace. This expansion is being encouraged by both federal and state legislation and incentive programs," he noted.

"As reported in December, the Department of Agriculture's CCC program (providing incentives for increased grain usage in ethanol production) was a key factor in our decision to expand our York, Nebraska facility. Since that time, the state of Kansas has passed legislation extending its ethanol production incentive at $.05 per gallon through 2007, directly benefiting our Colwich, Kansas facility. Numerous other states (again including Nebraska), as well as our federal legislature, are considering bills which would either limit the use of MTBE, or otherwise encourage the use of cleaner burning, environmentally friendly ethanol. We have also been assured that renewable energy is expected to play a major role in President Bush's new energy policy. All things considered, this is an exciting time to be in the ethanol industry," concluded Smith.

A conference call with management to review these results will take place Monday, April 16, 2001 at 2:00 p.m. CDT (3:00 p.m. EDT). To participate in that teleconference, call 800-280-1337 approximately 10 minutes prior to the call. Tell the operator you wish to participate in the High Plains Corporation conference call moderated by Gary Smith. The audio portion of the call will also be available live on the internet through the Company's web site at www.highplainscorp.com. A replay of the call will be available for approximately one week thereafter by dialing 800-938-1886 and designating call ID# 0971. The replay may also be accessed over the internet through the Company's web site.

Based in Wichita, Kansas, High Plains Corporation is among the nation's largest producers of ethanol. The company operates facilities in Colwich, Kansas, York, Nebraska, and Portales, New Mexico. Additional information about the Company can be found at its web site, www.highplainscorp.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.



                             High Plains Corporation
                        Unaudited Statement of Operations
               Three and Nine Months Ended March 31, 2001 and 2000

                            Three Months Ended         Nine Months Ended
                                 March 31,                  March 31,
                            2001        2000          2001         2000
Net sales and revenues  $40,178,889  $27,601,410  $105,439,248  $75,619,229
Cost of goods sold       36,954,562   24,607,512    93,877,120   69,939,162
  Gross profit            3,224,327    2,993,898    11,562,128    5,680,067

Selling, general and
administrative expenses     918,379      629,711     2,673,551    2,283,249
  Operating income        2,305,948    2,364,187     8,888,577    3,396,818
Other income/(expense):
  Interest expense         (415,371)    (514,388)   (1,381,570)  (1,314,486)
  Interest and other
    income                  117,674       61,452       327,774       95,115
  Gain/(loss) on sale
    of assets               (13,520)           0       (13,520)      20,388
                           (311,217)    (452,936)   (1,067,316)  (1,198,983)
Net income before
  income taxes            1,994,731    1,911,251     7,821,261    2,197,835

Income tax (expense)/
  Benefit                  (748,024)    (716,719)   (2,932,973)    (824,188)

Net earnings            $ 1,246,707  $ 1,194,532  $  4,888,288  $ 1,373,647

Basic and diluted earnings
per share               $       .08  $       .07  $        .30  $       .08


                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:     April 16, 2001                    HIGH PLAINS CORPORATION

                                            /s/Gary R. Smith
                                            President & CEO